Exhibit 99.07

Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2019	2018	% Change	2019	2018	% Change
Southern Company[1] –
Operating Revenues	$5,098	$5,627	(9.4)%	$10,510	$11,999	(12.4)%
Earnings (Loss) Before Income Taxes	1,076	(266)	N/M	4,494	784	N/M
Net Income (Loss) Available to Common	899	(154)	N/M	2,982	784	N/M

Alabama Power –
Operating Revenues	$1,513	$1,503	0.7%	$2,921	$2,976	(1.8)%
Earnings Before Income Taxes	388	326	19.0%	671	636	5.5%
Net Income Available to Common	296	259	14.3%	513	484	6.0%

Georgia Power –
Operating Revenues	$2,117	$2,048	3.4%	$3,951	$4,008	(1.4)%
Earnings (Loss) Before Income Taxes	577	(539)	N/M	970	(94)	N/M
Net Income (Loss) Available to Common	448	(396)	N/M	759	(44)	N/M

Mississippi Power –
Operating Revenues	$313	$297	5.4%	$600	$598	0.3%
Earnings Before Income Taxes	42	60	(30.0)%	86	49	75.5%
Net Income Available to Common	37	46	(19.6)%	74	39	89.7%

Southern Power[1] –
Operating Revenues	$510	$555	(8.1)%	$953	$1,064	(10.4)%
Earnings (Loss) Before Income Taxes	152	(28)	N/M	170	(12)	N/M
Net Income Available to Common	174	22	N/M	230	143	60.8%

Southern Company Gas[1] –
Operating Revenues	$689	$730	(5.6)%	$2,163	$2,369	(8.7)%
Earnings Before Income Taxes	112	24	N/M	459	407	12.8%
Net Income (Loss) Available to Common	106	(31)	N/M	376	248	51.6%

N/M - not meaningful

Notes

- See Financial Highlights pages for discussion of certain significant items occurring during the periods presented.

(1)
Financial comparisons to the prior year were impacted by (i) Southern Company Gas' disposition of: (a) Pivotal Home Solutions on June 4, 2018, (b) Elizabethtown Gas and Elkton Gas on July 1, 2018, and (c) Florida City Gas on July 29, 2018; (ii) the disposition of Southern Power Company’s ownership interest in Plants Oleander and Stanton on December 4, 2018; (iii) Southern Power Company's sale of (a) a 33% equity interest in a limited partnership indirectly owning substantially all of its solar facilities on May 22, 2018 and (b) a noncontrolling interest in its subsidiary owning eight operating wind facilities on December 11, 2018; and (iv) the disposition of Gulf Power Company on January 1, 2019.